UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 11, 2008

CABLEVISION SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	No. 1-14764	No. 11-3415180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

CSC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	No. 1-9046	No. 11-2776686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1111 Stewart Avenue Bethpage, New York	11714
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 803-2300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On May 11, 2008, CSC Holdings, Inc. (“CSC Holdings”) entered into a Formation Agreement with Tribune Company to form a new limited liability company (“Newsday LLC”).  Under the terms of the Formation Agreement, Tribune Company, through its subsidiaries, will contribute the Newsday business (the “Newsday Media Group Business”) and CSC Holdings will contribute newly issued Senior Notes of Cablevision Systems Corporation (“Cablevision”) with a fair market value of $650 million on the contribution date.

Also on the contribution date, Newsday LLC will borrow $650 million under a new secured credit facility, and Tribune Company will receive $630 million in cash from the proceeds of that financing (which includes the $18 million of prepaid rent mentioned below).  CSC Holdings will provide funds to Newsday LLC to pay certain transaction costs.

As a result of these transactions, CSC Holdings, through a wholly-owned subsidiary, will own approximately 97% and Tribune Company, through a wholly-owned subsidiary, will own approximately 3% of the equity in Newsday LLC.  CSC Holdings will have operational control of Newsday LLC.

The Newsday Media Group Business was valued at $632 million in the transaction, and Tribune Company will also receive $18 million at closing as prepaid rent under certain leases of property used in the business, bringing the total transaction value to $650 million.

The debt securities contributed by CSC Holdings will have terms which mirror Cablevision’s 8% Senior Notes due 2012.  Bank of America has provided a firm financing commitment with respect to the $650 million of financing to be raised by Newsday LLC.  Under the commitment letter from Bank of America, borrowings by Newsday LLC will be guaranteed by CSC Holdings and secured by a lien on the assets of Newsday LLC, including the Cablevision Senior Notes contributed by CSC Holdings.  Tribune Company has agreed to indemnify CSC Holdings with respect to any payments that CSC Holdings makes under its guarantee of the Newsday LLC financing.  Newsday LLC will generally be prohibited from using the proceeds received from any repayment of the Cablevision Senior Notes contributed by CSC Holdings to acquire non-publicly traded notes or debt instruments of Cablevision or CSC Holdings, and Newsday LLC will be required under the financing agreements to maintain cash or cash equivalents or publicly traded notes or debt instruments of Cablevision or CSC Holdings with an aggregate principal amount that exceeds the then-outstanding borrowings by Newsday LLC.

CSC Holdings and Tribune Company will enter into a Tax Matters Agreement pursuant to which, among other things, CSC Holdings will agree that it will indemnify Tribune Company for certain taxes incurred by Tribune Company if, prior to January 1, 2018, Newsday LLC sells or otherwise disposes of the Newsday Media Group Business contributed by Tribune Company or fails to maintain outstanding indebtedness in specified minimum amounts over time (reducing to $335 million on January 1, 2018).

At any time after the tenth anniversary of the closing of the transaction and prior to the thirteenth anniversary of the closing, CSC Holdings will have the right to purchase Tribune Company’s entire interest in Newsday LLC.  At any time after the thirteenth anniversary of the closing and on or prior to the date that is six months after such anniversary, Tribune Company will have the right to require CSC Holdings to purchase Tribune Company’s entire interest in Newsday LLC.  In either case, the purchase price will be the fair market value of the interest.

Consummation of the transaction is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

The Formation Agreement, the form of Tax Matters Agreement and the form of Limited Liability Company Agreement of Newsday LLC have been filed as exhibits to this Current Report on Form 8-K and the descriptions of those agreements in this Form 8-K are qualified in their entirety by reference to those exhibits.

Item 9.01               Financial Statements and Exhibits.

(d)

99.1	Formation Agreement, dated as of May 11, 2008, among CSC Holdings, Inc., NMG Holdings, Inc., Tribune Company and Newsday, Inc.

99.2	Form of Tax Matters Agreement between CSC Holdings, Inc. and Tribune Company

99.3	Form of Limited Liability Agreement of Newsday LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABLEVISION SYSTEMS CORPORATION
(Registrant)

By:	/s/ Michael P. Huseby
	Name:	Michael P. Huseby
	Title:	Executive Vice President and Chief Financial Officer

Dated:  May 14, 2008

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSC HOLDINGS, INC.
(Registrant)

By:	/s/ Michael P. Huseby
	Name:	Michael P. Huseby
	Title:	Executive Vice President and Chief Financial Officer

Dated:  May 14, 2008